EXHIBIT 99.2

F E L C O R	FelCor Lodging Trust Incorporated 545 E. John Carpenter Freeway, Suite 1300 Irving, Texas 75062-3933 P 972.444.4900 F 972.444.4949 www.felcor.com NYSE: FCH
L O D G I N G
T R U S T

For Immediate Release:

FELCOR APPOINTS RICHARD A. SMITH AS PRESIDENT

AND CHIEF EXECUTIVE OFFICER

IRVING, Texas...February 7, 2006 – FelCor Lodging Trust Incorporated (NYSE: FCH), one of the nation’s largest hotel real estate investment trusts (REITs), today announced that its Board of Directors has appointed Richard A. Smith as President and Chief Executive Officer.

Mr. Smith succeeds Thomas J. Corcoran, Jr., who has served as President and CEO of FelCor since its founding.

“I am extremely pleased that Rick has been promoted to President and CEO of FelCor. Since he first joined FelCor, his leadership has been evident throughout the Company. Rick’s wealth of experience will continue to position FelCor as one of our industry’s leaders,” said Thomas J. Corcoran, Jr., who has become FelCor’s Chairman of the Board.

“Tom’s leadership and vision for FelCor over the last 15 years can be seen throughout our Company. He grew FelCor from a REIT of six hotels and a market capitalization of $120 million in 1994 to a portfolio of 117 hotels with a total market capitalization of $3.2 billion. His leadership has positioned FelCor to be strong and profitable,” said Rick Smith, FelCor’s President and CEO. “I am very honored to be appointed to this role. I look forward to working with Tom to build an even stronger Company as we enter a new era.”

Mr. Smith joined FelCor in November 2004 as Executive Vice President and Chief Financial Officer. Prior to FelCor, Mr. Smith was with Wyndham International as Executive Vice President and Chief Financial Officer. He was responsible for that company’s financial strategy and operations. Mr. Smith joined Wyndham International in September 1999 as Senior Vice President and Treasurer. Mr. Smith also previously worked with Starwood Hotels & Resorts Worldwide, Inc., where he was Vice President of Corporate Finance. Previously, he worked for Atlantic Richfield Company and Coopers & Lybrand.

Mr. Smith also will join the Board of Directors of FelCor.

A certified public accountant, Mr. Smith graduated from the University of Tennessee, where he received a Bachelor of Science degree in Accounting and Business Law.

-more-

FelCor Appoints Richard A. Smith as President and CEO

February 7, 2006

FelCor is the nation’s largest owner of full service, all-suite hotels. FelCor’s portfolio is comprised of 117 hotels, located in 28 states and Canada. FelCor owns 64 full service, all-suite hotels, and is the largest owner of Embassy Suites Hotels® and Doubletree Guest Suites® hotels. FelCor’s hotels are flagged under global brands such as Embassy Suites Hotels, Doubletree®, Hilton®, Sheraton®, Westin® and Holiday Inn®. FelCor has a current market capitalization of approximately $3.2 billion. Additional information can be found on the Company’s Web site at www.felcor.com.

With the exception of historical information, the matters discussed in this news release include “forward looking statements” within the meaning of the federal securities laws that are qualified by cautionary statements contained herein and in FelCor’s filings with the Securities and Exchange Commission.

Contact:

Monica L. Hildebrand, Vice President of Communications	(972) 444-4917	mhildebrand@felcor.com
Stephen A. Schafer, Vice President of Investor Relations	(92) 444-4912	sschafer@felcor.com

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